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                                   Exhibit 5.0

                   [LETTERHEAD OF DRIGGERS, SCHULTZ & HERBST]

                                September 6, 2005

United Securities and Exchange Commission
Division of Corporate Finance
Washington, D. C. 20549-0404

      RE: Muslim Media Network, Inc.
      Registration Statement on Form SB-2 Filed July 27, 2005
      File No. 333-125312

Gentlemen:

      Please be advised that, I have reached the following conclusions regarding the above offering:

      1. Muslim Media Network, Inc. (the "Company") is a duly and legally organized and existing Michigan corporation, with its principal place of business located in Farmington, Michigan.

      2. The Company is a duly incorporated Michigan corporation. The Company has one class of Common Stock at this time. Neither the Articles of Incorporation, Bylaws, and amendments thereto, nor subsequent resolutions change the non-assessable characteristics of the Company's common shares of stock. The common stock previously issued by the Company is in legal form and in compliance with the laws of the State of Michigan, and when such stock was issued it was fully paid for and non-assessable. The common stock to be sold under this Form SB-2 Registration Statement is likewise legal under the laws of the State of Michigan, and when such stock is issued it will be fully paid for and non-assessable.

      3. To my knowledge, the Company is not a party to any legal proceedings nor are there any judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as set forth in the registration statement. I know of no disputes involving the Company and the Company has no claims, actions or inquires from any federal, state or other government agency, other than as set forth in the registration statement. I know of no claims against the Company or any reputed claims against it at this time, other than as set forth in the registration statement.

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      4. The Company's outstanding shares are all common shares. There are no liquidation preference rights held by any of the Shareholders upon voluntary or involuntary liquidation of the Company.

      5. The directors and officers of the Company are indemnified against all costs, expenses, judgments and liabilities, including attorney's fees, reasonably incurred by or imposed upon them or any of them in connection with or resulting from any action, suit or proceedings, civil or general, in which the officer or director is or may be made a party by reason of his being or having been such a director or officer, where the director or officer reasonably believed that the action taken was in or not opposed to the best interests of the Company or its stockholders, and if with respect tot a criminal proceeding, if he had no reasonable cause to believe his conduct was unlawful. This indemnification is not exclusive of other rights to which such director or officer may be entitled as a matter of law.

      6. By directors' resolution, the Company has authorized the issuance of up to 1,000,000 shares of common stock. The Company's Articles of Incorporation presently provide the authority to the Company to issue 1,500,000 shares of Common Stock, with no par value. Therefore, a Board of Directors' Resolution which authorized the issuance for sale of up to 1,000,000 shares of common stock would be within the authority of the Company's directors and the shares, when issued, will be validly issued, fully paid and non-assessable.

      I hereby consent to filing this opinion as an exhibit to the Form SB-2 registration statement.

                                  Yours truly,
                           Driggers, Schultz & Herbst

                              /s/ Daniel R. Boynton
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                                Daniel R. Boynton

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